Exhibit 99.1

RingCentral Announces Fourth Quarter 2018 Results

Total Revenue up 34%

Mid-market and Enterprise ARR up 73%

Enterprise ARR up 99%

Belmont, Calif. – February 11, 2019 – RingCentral, Inc. (NYSE: RNG), a leading provider of global enterprise cloud communications, collaboration, and contact center solutions, today announced financial results for the fourth quarter ended December 31, 2018.

Fourth Quarter Financial Highlights

•	Total revenue increased 34% year over year to $189 million.

•	Software subscriptions revenue increased 32% year over year to $172 million.

•	Annualized Exit Monthly Recurring Subscriptions (ARR) increased 33% year over year to $726 million.

•	RingCentral Office® ARR increased 38% year over year to $644 million.

•	Mid-market and Enterprise ARR increased 73% year over year to $309 million.

•	Enterprise ARR increased 99% year over year to $171 million.

“Fourth quarter results were outstanding, and we finished 2018 with strong momentum, capped with our first eight-figure customer deal. Our growth was driven by our mid-market and enterprise business, supported by strong contributions from channel and international,” said Vlad Shmunis, RingCentral’s founder, chairman and CEO. “We continue to rapidly innovate and expand our industry leading cloud communications platform that empowers enterprises to improve their business productivity and customer satisfaction.”

New Accounting Standard

The Company adopted the new standard related to revenue recognition (Topic 606) effective January 1, 2018. The financial information in this press release is prepared in accordance with Topic 606, and the comparison period amounts used to calculate growth rates are based on amounts that have been adjusted from previously reported amounts to conform to the requirements of Topic 606.

Financial Results for the Fourth Quarter 2018

•	Revenue: Total revenue was $189 million for the fourth quarter of 2018, up from $141 million in the fourth quarter of 2017, representing 34% growth.

•

Operating Margin: GAAP operating margin was (1.8%), compared to (0.2%) in the fourth quarter of 2017, primarily driven by higher stock-based compensation and acquisition related expenses. Non-GAAP operating margin was 9.2%, compared to 8.1% in the year ago period.

•

Net Income (Loss) Per Share: GAAP net loss per share was ($0.07) for the fourth quarter of 2018 compared with breakeven for the fourth quarter of 2017, primarily driven by higher stock-based compensation, amortization of debt discount and issuance costs, and acquisition related expenses. Non-GAAP net income per diluted share was $0.23 for the fourth quarter of 2018, compared with $0.14 per diluted share for the fourth quarter of 2017.

•

Balance Sheet: Total cash and cash equivalents at the end of the fourth quarter of 2018 was $566 million, which reflects approximately $26 million net cash payment for the acquisition of Dimelo. This compares with $577 million at the end of the third quarter of 2018.

Recent Highlights

•

Announced the acquisition of Connect First, a cloud-based outbound/blended customer engagement platform for midsize and enterprise companies. With the acquisition, the RingCentral Customer Engagement portfolio now includes RingCentral Contact Center for inbound communications and Workforce Optimization, RingCentral Engage for digital customer engagement, and Connect First for outbound/blended customer interactions.

•

Announced availability of the new RingCentral unified mobile app, an entirely reimagined collaboration-centric experience for enterprise communications. The RingCentral unified mobile app eliminates the need for multiple applications, and unites voice, team messaging, video meetings, and other key features into a single user experience.

•

Introduced RingCentral Engage, a leading digital customer engagement platform based on the recent acquisition of Dimelo, as well as the upcoming integration of RingCentral Engage with RingCentral’s team messaging and video solutions.

•

Announced agreements with three major government contracting vehicles including NASPO ValuePoint, TIPS USA, and New York State Office of General Services Technology Umbrella Contract. These vehicles are aimed at streamlining the purchasing process for state agencies, local municipalities, counties, cities, and districts, as well as school districts and higher education institutions across the country.

•	Announced artificial intelligence (AI) partnerships with Gong.io, ThetaLake, and Velvetech, bringing real-time and post-call voice analytics services to global customers.

Financial Outlook

Full Year 2019 Guidance:

•	Total revenue guidance between $847 and $859 million, or an annual growth rate of 26% to 28%.

•	Software subscriptions revenue between $775 and $785 million, or an annual growth rate of 26% to 28%.

•	GAAP operating margin between (4.3%) and (3.2%).

•	Non-GAAP operating margin between 9.0% and 9.3%.

•	Non-GAAP tax rate for 2019 assumed to be 22% to 24%, compared to 0% non-GAAP tax rate in our 2018 reporting. No cash taxes expected given net operating loss carryforwards.

•	Non-GAAP EPS between $0.69 and $0.73 based on 88.5 million fully diluted shares.

•	Stock-based compensation between $99 and $103 million, amortization of debt discount of $20 million, and amortization of acquired intangibles between $8 and $10 million.

First Quarter 2019 Guidance:

•	Total revenue range of $191.5 to $194.5 million, representing annual growth of 27% to 29%.

•	Software subscriptions revenue range of $175.5 to $177.5 million, representing annual growth of 28% to 30%.

•	GAAP operating margin range of (4.0%) to (3.0%).

•	Non-GAAP operating margin range of 8.0% to 8.1%.

•	Non-GAAP tax rate assumed to be 22% to 24%, compared to 0% non-GAAP tax rate in our 2018 reporting. No cash taxes expected given net operating loss carryforwards.

•	Non-GAAP EPS range of $0.14 to $0.16 based on 87.0 million fully diluted shares.

•	Stock-based compensation between $19.5 and $20.5 million, amortization of debt discount of $5.0 million, and amortization of acquired intangibles between $2.0 and $2.5 million.

For a reconciliation of our forecasted non-GAAP operating margin, see “Reconciliation of Forecasted Operating Margin GAAP Measures to Non-GAAP Measures.” We have not reconciled our forecasted non-GAAP EPS to GAAP EPS because we do not provide guidance on it. We do not provide guidance on forecasted GAAP EPS because of the inherent uncertainty and complexity involved in forecasting the intercompany remeasurement gain (loss) and provision (benefit) from income taxes, which could be significant reconciling items between the non-GAAP and respective GAAP measures. The intercompany remeasurement gain (loss) is affected by the movement in various exchange rates relative to the U.S. Dollar, which is difficult to predict and subject to constant change. We do not provide guidance on forecasted GAAP tax rates as we do no forecast discrete tax items as they are difficult to predict. The provision (benefit) from income taxes, excluding discrete items, is expected to have an immaterial impact to our GAAP EPS. We utilized a projected long-term tax rate in our computation of the non-GAAP income tax provision. For fiscal 2019, we have determined the projected non-GAAP tax rate to be in the range of 22-24%. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Conference Call Details:

•	What: RingCentral financial results for the fourth quarter of 2018 and outlook for the first quarter and full year of 2019.

•	When: Monday, February 11, 2019 at 2:00PM PT (5:00PM ET).

•

Dial-in: To access the call in the United States, please dial (877) 705-6003, and for international callers, dial (201) 493-6725. Callers are encouraged to dial into the call 10 to 15 minutes prior to the start to prevent any delay in joining.

•	Webcast: http://ir.ringcentral.com/ (live and replay).

•

Replay: Following the completion of the call through 11:59 PM ET on February 18, 2019, a telephone replay will be available by dialing (844) 512-2921 from the United States or (412) 317-6671 internationally with recording access code 13686761.

Investor Presentation Details

An investor presentation providing additional information and analysis can be found at http://ir.ringcentral.com/.

About RingCentral

RingCentral, Inc. (NYSE: RNG) is a leading provider of global enterprise cloud communications, collaboration, and contact center solutions. More flexible and cost-effective than legacy on-premises systems, RingCentral empowers modern mobile and distributed workforces to communicate, collaborate, and connect from any location, on any device, and via any mode. RingCentral provides unified voice, video meetings, team messaging, digital customer engagement and integrated contact center solutions for enterprises globally. RingCentral’s open platform integrates with leading business apps and enables customers to easily customize business workflows. RingCentral is headquartered in Belmont, California, and has offices around the world.

©2019 RingCentral, Inc. All rights reserved. RingCentral, RingCentral Office, RingCentral Contact Center, RingCentral Engage, Dimelo, Connect First, and the RingCentral logo are trademarks of RingCentral, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements,” including but not limited to, statements regarding our future financial results, our GAAP and non-GAAP guidance, our momentum and growth, our strength in the mid-market and enterprise segments and our channel partner and international business, our continued innovation and expansion of our cloud communications platform, and our market opportunity. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on assumptions that may prove to be incorrect, which could cause actual results to differ materially from those expected or implied by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are: our ability to grow at our expected rate of growth; our ability to add and retain larger and enterprise customers and enter new geographies and markets; our ability to continue to release, and gain customer acceptance of, new and improved versions of our services; our ability to compete successfully against existing and new competitors; our ability to enter into and maintain relationships with carriers and other resellers; our ability to successfully and timely integrate, and realize the benefits of any significant acquisition we may make; our ability to manage our expenses and growth; and general market, political, economic, and business conditions, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Form 10-Q for the quarter ended September 30, 2018, filed with the Securities and Exchange Commission; and in other filings we make with the Securities and Exchange Commission from time to time.

All forward-looking statements in this press release are based on information available to RingCentral as of the date hereof, and we undertake no obligation to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current financial quarter.

Non-GAAP Financial Measures

Our reported financial results and financial outlook include certain Non-GAAP financial measures, including Non-GAAP software subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP operating income (loss), Non-GAAP net income (loss) and Non-GAAP net income (loss) per diluted share. Non-GAAP software subscriptions gross margin is defined as Non-GAAP subscriptions gross profit divided by GAAP subscriptions revenue. Non-GAAP other gross margin is defined as Non-GAAP other gross profit divided by GAAP other revenue. Non-GAAP operating income

(loss) is defined as operating income (loss) excluding share-based compensation, amortization of acquisition intangibles, and acquisition related matters including transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, as well as changes in the fair value of contingent consideration obligations. Non-GAAP operating margin is defined as Non-GAAP operating income (loss) divided by total GAAP revenue. Non-GAAP net income (loss) is defined as GAAP net income (loss) excluding share-based compensation, intercompany remeasurement gains or losses, acquisition related matters, amortization of acquisition intangibles, non-cash interest expense associated with amortization of debt discount and issuance costs related to our convertible senior notes, and the related income tax effect of these adjustments.

Non-GAAP diluted shares outstanding include the impact on shares used in per share calculations of our outstanding capped call transactions. Our outstanding capped call transactions are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of our convertible notes and therefore are included in the calculations of non-GAAP diluted shares outstanding.

We have included Non-GAAP software subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP net income (loss), and Non-GAAP net income (loss) per diluted share in this press release because they are key measures used by us to understand and evaluate our operating performance and trends, to prepare and approve our annual budget, and to develop short and long-term operational plans. In particular, the exclusion of certain expenses in calculating Non-GAAP software subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP net income (loss), and Non-GAAP net income (loss) per diluted share provide useful measure for period-to-period comparisons of our business.

Although Non-GAAP software subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP net income (loss), and Non-GAAP net income (loss) per diluted share, are frequently used by investors in their evaluations of companies, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered alongside other financial performance measures.

Reconciliations of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release.

Other Measures

Our reported results also include our annualized exit monthly recurring subscriptions, RingCentral Office® annualized exit monthly recurring subscriptions, mid-market and enterprise and enterprise annualized exit monthly recurring subscriptions, and net monthly subscriptions dollar retention. We define our annualized exit monthly recurring subscriptions as our monthly recurring subscriptions multiplied by 12. Our monthly recurring subscriptions equal the monthly value of all customer recurring charges contracted at the end of a given month. We believe this metric is a leading indicator of our anticipated subscriptions revenue. We calculate our RingCentral Office® annualized exit monthly recurring subscriptions in the same manner as we calculate our annualized exit monthly recurring subscriptions, except that customer subscriptions from RingCentral Office, RingCentral Contact Center and RingCentral Engage customers are included when determining monthly recurring subscriptions for the purposes of calculating this key business metric. We calculate mid-market and enterprise annualized exit monthly recurring subscriptions in the same manner as we calculate our annualized exit monthly recurring subscriptions, except that only customer subscriptions from customers with 50 seats or more are included. We calculate enterprise annualized exit monthly recurring subscriptions in the same manner as we calculate our annualized exit monthly recurring subscriptions, except that only customer subscriptions from customers generating $100,000 or more in annual recurring revenue are included. We define Dollar Net Change as the quotient of (i) the difference of our Monthly Recurring Subscriptions at the end of a period minus our Monthly Recurring Subscriptions at the beginning of a period minus our Monthly Recurring Subscriptions at the end of the period from new customers we added during the period, (ii) all divided by the number of months in the period. We define our Average Monthly Recurring Subscriptions as the average of the Monthly Recurring Subscriptions at the beginning and end of the measurement period.

Investor Relations Contact:

Ryan Goodman, RingCentral

(650) 918-5356

Ryan.Goodman@RingCentral.com

Media Contact:

Mariana Kosturos, RingCentral

(650) 562-6545

Mariana.Kosturos@ringcentral.com

TABLE 1

RINGCENTRAL, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31,	December 31,
	2018	2017
		*As Adjusted
Assets
Current assets
Cash and cash equivalents	$566,329	$181,192
Accounts receivable, net	94,375	46,690
Deferred sales commission costs	23,038	15,424
Prepaid expenses and other current assets	23,772	21,512

Total current assets	707,514	264,818
Property and equipment, net	70,205	43,298
Deferred sales commission costs, noncurrent	55,735	37,871
Goodwill	31,238	9,393
Acquired intangibles, net	19,480	1,462
Other assets	10,154	2,972

Total assets	$894,326	$359,814

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$10,145	$7,322
Accrued liabilities	100,687	54,977
Deferred revenue	88,527	62,917

Total current liabilities	199,359	125,216
Convertible senior notes, net	366,552	—
Other long-term liabilities	10,806	6,252

Total liabilities	576,717	131,468
Stockholders’ equity:
Common stock	8	8
Additional paid-in capital	551,078	434,840
Accumulated other comprehensive income	2,226	2,998
Accumulated deficit	(235,703)	(209,500)

Total stockholders’ equity	$317,609	$228,346

Total liabilities and stockholders’ equity	$894,326	$359,814

* Prior-period information has been adjusted for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on January 1, 2018.

TABLE 2

RINGCENTRAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
		*As Adjusted		*As Adjusted
Revenues
Software subscriptions	$171,901	$130,312	$612,888	$465,254
Other	16,723	10,873	60,736	38,363

Total revenues	188,624	141,185	673,624	503,617

Cost of revenues
Software subscriptions	30,254	24,223	109,454	89,193
Other	13,861	9,397	47,675	32,078

Total cost of revenues	44,115	33,620	157,129	121,271

Gross profit	144,509	107,565	516,495	382,346
Operating expenses
Research and development	27,230	20,362	101,042	75,148
Sales and marketing	91,894	67,992	329,116	240,223
General and administrative	28,789	19,428	102,773	72,313

Total operating expenses	147,913	107,782	532,931	387,684

Loss from operations	(3,404)	(217)	(16,436)	(5,338)
Other income (expense), net
Interest expense	(4,939)	(5)	(16,102)	(99)
Other income, net	2,531	178	6,475	1,491

Other income (expense), net	(2,408)	173	(9,627)	1,392

Loss before provision for income taxes	(5,812)	(44)	(26,063)	(3,946)
Provision (benefit) for income taxes	(134)	77	140	258

Net loss	$(5,678)	$(121)	$(26,203)	$(4,204)

Net loss per common share
Basic and diluted	$(0.07)	$(0.00)	$(0.33)	$(0.06)

Weighted-average number of shares used in computing net loss per share
Basic and diluted	80,638	77,665	79,500	76,281

* Prior-period information has been adjusted for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on January 1, 2018.

TABLE 3

RINGCENTRAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Year Ended December 31,
	2018	2017
		*As Adjusted
Cash flows from operating activities
Net loss	$(26,203)	$(4,204)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	23,273	16,214
Share-based compensation	68,088	42,060
Amortization of deferred sales commission costs	19,754	12,623
Amortization of debt discount and issuance costs	15,918	—
Foreign currency remeasurement (gain) loss	951	(666)
Provision for bad debt	3,091	1,674
Deferred income taxes	(303)	(47)
Other	614	181
Changes in assets and liabilities
Accounts receivable	(47,877)	(17,903)
Deferred sales commission costs	(45,232)	(32,469)
Prepaid expenses and other current assets	(342)	(6,199)
Other assets	279	1,533
Accounts payable	2,783	176
Accrued liabilities	33,695	9,918
Deferred revenue	24,780	18,298
Other liabilities	(1,139)	(24)

Net cash provided by operating activities	72,130	41,165

Cash flows from investing activities
Purchases of property and equipment	(27,123)	(19,497)
Capitalized internal-use software	(11,421)	(7,420)
Cash paid for business combination, net of cash acquired	(26,434)	—
Cash paid for acquisition of intangible assets	(18,470)	—
Restricted investment	—	530

Net cash used in investing activities	(83,448)	(26,387)

Cash flows from financing activities
Proceeds from issuance of convertible senior notes, net of issuance costs	449,457	—
Payments for capped call transactions and costs	(49,910)	—
Repurchase of common stock	(15,000)	—
Proceeds from issuance of stock in connection with stock plans	20,621	25,495
Taxes paid related to net share settlement of equity awards	(7,172)	(3,691)
Repayment of debt	—	(14,840)
Repayment of capital lease and financing obligations	(741)	(181)

Net cash provided by financing activities	397,255	6,783

Effect of exchange rate changes	(800)	(724)
Net increase in cash, cash equivalents and restricted cash	385,137	20,837
Cash, cash equivalents and restricted cash
Beginning of period	181,192	160,355

End of period	$566,329	$181,192

* Prior-period information has been adjusted for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on January 1, 2018.

TABLE 4

RINGCENTRAL, INC.

RECONCILIATION OF OPERATING INCOME (LOSS)

GAAP MEASURES TO NON-GAAP MEASURES

(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
		*As Adjusted		*As Adjusted
Revenues
Software subscriptions	$171,901	$130,312	$612,888	$465,254
Other	16,723	10,873	60,736	38,363

Total revenues	188,624	141,185	673,624	503,617

Cost of revenues reconciliation
GAAP Software subscriptions cost of revenues	30,254	24,223	109,454	89,193
Stock-based compensation	(1,162)	(849)	(4,343)	(3,552)
Amortization of acquisition intangibles	(277)	(150)	(729)	(602)
Acquisition related matters	(29)	—	(29)	—

Non-GAAP Software subscriptions cost of revenues	28,786	23,224	104,353	85,039

GAAP Other cost of revenues	13,861	9,397	47,675	32,078
Stock-based compensation	(194)	(65)	(639)	(183)

Non-GAAP Other cost of revenues	13,667	9,332	47,036	31,895

Gross profit and gross margin reconciliation
Non-GAAP Subscriptions	83.3%	82.2%	83.0%	81.7%
Non-GAAP Other	18.3%	14.2%	22.6%	16.9%
Non-GAAP Gross profit	77.5%	76.9%	77.5%	76.8%
Operating expenses reconciliation
GAAP Research and development	27,230	20,362	101,042	75,148
Stock-based compensation	(3,906)	(2,751)	(14,975)	(9,550)
Acquisition related matters	(9)	—	(9)	(443)

Non-GAAP Research and development	23,315	17,611	86,058	65,155

As a % of total revenues non-GAAP	12.4%	12.5%	12.8%	12.9%
GAAP Sales and marketing	91,894	67,992	329,116	240,223
Stock-based compensation	(7,645)	(4,459)	(27,324)	(16,015)
Amortization of acquisition intangibles	(726)	—	(3,617)	(180)
Acquisition related matters	(146)	—	(146)	—

Non-GAAP Sales and marketing	83,377	63,533	298,029	224,028

As a % of total revenues non-GAAP	44.2%	45.0%	44.2%	44.5%
GAAP General and administrative	28,789	19,428	102,773	72,313
Stock-based compensation	(5,802)	(3,432)	(20,807)	(12,760)
Acquisition related matters	(794)	—	(2,536)	—

Non-GAAP General and administrative	22,193	15,996	79,430	59,553

As a % of total revenues non-GAAP	11.8%	11.3%	11.8%	11.8%
Income (loss) from operations reconciliation
GAAP loss from operations	(3,404)	(217)	(16,436)	(5,338)
Stock-based compensation	18,709	11,556	68,088	42,060
Amortization of acquisition intangibles	1,003	150	4,346	782
Acquisition related matters	978	—	2,720	443

Non-GAAP Income from operations	17,286	11,489	58,718	37,947

Non-GAAP Operating margin	9.2%	8.1%	8.7%	7.5%

* Prior-period information has been adjusted for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on January 1, 2018.

TABLE 5

RINGCENTRAL, INC.

RECONCILIATION OF NET INCOME (LOSS)

GAAP MEASURES TO NON-GAAP MEASURES

(In thousands, except per share data) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
		*As Adjusted		*As Adjusted
Net Income (loss) reconciliation
GAAP net loss	$(5,678)	$(121)	$(26,203)	$(4,204)
Stock-based compensation	18,709	11,556	68,088	42,060
Amortization of acquisition intangibles	1,003	150	4,346	782
Acquisition related matters	978	—	2,720	443
Amortization of debt discount and issuance costs	4,915	—	15,918	—
Intercompany remeasurement loss (gain)	309	50	1,183	(820)
Income tax expense effects **	—	—	—	—

Non-GAAP net income	$20,236	$11,635	$66,052	$38,261

Reconciliation between GAAP and non-GAAP weighted average shares used in computing basic and diluted net (loss) income per common share:
Weighted average number of shares used in computing basic net (loss) income per share	80,638	77,665	79,500	76,281
Effect of dilutive securities	5,694	6,356	6,341	5,925

Non-GAAP weighted average shares used in computing non-GAAP diluted net income per share	86,332	84,021	85,841	82,206

Diluted net income (loss) per share
GAAP Net loss per share	$(0.07)	$(0.00)	$(0.33)	$(0.06)

Non-GAAP Net income per share	$0.23	$0.14	$0.77	$0.47

* Prior-period information has been adjusted for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on January 1, 2018.

** The non-GAAP adjustments do not have an impact on our income tax provision due to our continued history of non-GAAP losses and full valuation allowance.

TABLE 6

RINGCENTRAL, INC.

RECONCILIATION OF FORECASTED OPERATING MARGIN

GAAP MEASURES TO NON-GAAP MEASURES

(Unaudited, in millions)

	Q1 2019		FY 2019
	Low Range	High Range	Low Range	High Range
GAAP revenues	191.5	194.5	847.0	859.0

GAAP loss from operations	(7.7)	(5.7)	(36.8)	(27.1)
GAAP operating margin	(4.0%)	(3.0%)	(4.3%)	(3.2%)
Stock-based compensation	20.5	19.5	103.0	99.0
Amortization of acquisition intangibles	2.5	2.0	10.0	8.0

Non-GAAP income from operations	15.3	15.8	76.2	79.9
Non-GAAP operating margin	8.0%	8.1%	9.0%	9.3%